News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 20, 2012) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the second quarter ended October 31, 2012, of its fiscal year 2013 that ends on April 30, 2013.

Net sales rose by 24% compared with the second quarter of the prior fiscal year to $159.8 million. Net sales rose by 19% during the six-month period ended October 31, 2012, compared with the comparable period of the prior fiscal year, to $308.0 million. The Company experienced double-digit sales gains in each of its sales channels during the second quarter of fiscal year 2013, led by new construction sales growth of more than 40%.

The Company generated net income excluding restructuring charges of $2.0 million, or $0.14 per diluted share during the second quarter of fiscal year 2013, compared with a net loss of ($3.0 million) or ($0.21) per diluted share in the second quarter of its prior fiscal year. The Company generated net income excluding restructuring charges of $3.0 million or $0.21 per diluted share in the six-month period ended October 31, 2012, compared with a net loss of ($5.7 million) or ($0.40) per diluted share in the comparable period of the prior fiscal year. Results in fiscal year 2013 included net-of-tax restructuring costs of $0.1 million, or $0.01 per diluted share in the second quarter, and $0.5 million, or $0.04 per diluted share in the first six months, related to the permanent closure of two manufacturing plants in April 2012 and May 2012. Net income inclusive of these charges for the second quarter and first six months of fiscal year 2013 was $2.0 million, or $0.13 per diluted share, and $2.5 million, or $0.17 per diluted share, respectively.

Gross profit for the second quarter of fiscal year 2013 was 15.5% of net sales, compared with 12.5% of net sales in the prior year’s second quarter. Gross profit was 15.2% of net sales during the first six months of fiscal year 2013, compared with 13.3% of net sales during the comparable period of the prior fiscal year. Gross profit was favorably impacted by reductions in fixed overhead costs associated with the plant closures and by the beneficial impact of higher sales volume. This favorability was partially offset by the impact of operational inefficiencies connected with the transition of production related to the plant closures during a period of rising sales, as well as rising materials costs.

Selling, general and administrative costs were 13.5% of net sales in the second quarter of fiscal year 2013, improved from 16.1% of net sales in the prior year’s second quarter. Selling, general and administrative costs improved to 13.6% of net sales in the

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AMWD Announces Second Quarter Results

November 20, 2012

first six months of fiscal year 2013, down from 16.6% of net sales in the comparable period of the prior fiscal year. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, combined with cost savings from modifications to the Company’s retirement programs.

The Company generated free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of  $2.4 million during the second quarter of fiscal year 2013, compared with $1.1 million in the prior year’s second quarter. The net improvement in the Company’s free cash flow was driven by proceeds received from asset sales that more than offset the impact of payments related to its restructuring activities and the resumption of contributions to its pension plans.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

November 20, 2012

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2012	2011	2012	2011

Net Sales	$159,760	$128,418	$308,012	$259,617
Cost of Sales & Distribution	134,966	112,304	261,175	225,096
Gross Profit	24,794	16,114	46,837	34,521
Sales & Marketing Expense	14,973	14,508	29,493	30,484
G&A Expense	6,624	6,166	12,263	12,507
Restructuring Charges	84	-	861	15
Insurance Proceeds	(399)	-	(399)	-
Operating Income (Loss)	3,512	(4,560)	4,619	(8,485)
Interest & Other (Income) Expense	141	(37)	233	(54)
Income Tax Expense (Benefit)	1,421	(1,547)	1,875	(2,739)
Net Income (Loss)	$1,950	$(2,976)	$2,511	$(5,692)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,677,640	14,330,954	14,626,899	14,315,318

Income (Loss) Per Diluted Share	$0.13	$(0.21)	$0.17	$(0.40)

Net income (loss), as reported	$1,950	$(2,976)	$2,511	$(5,692)
Restructuring Charges, net of tax	51	-	525	9
Net income (loss), excluding restructuring charges	$2,001	$(2,976)	$3,036	$(5,683)

Income (Loss) Per Diluted Share, excluding restructuring charges	$0.14	$(0.21)	$0.21	$(0.40)

Condensed Consolidated Balance Sheet

	October 31	April 30
	2012	2012

Cash & Cash Equivalents	$63,050	$66,620
Customer Receivables	41,172	32,533
Inventories	28,092	22,340
Other Current Assets	13,551	9,609
Total Current Assets	145,865	131,102
Property, Plant & Equipment	74,231	75,375
Restricted Cash	7,064	7,064
Other Assets	41,986	51,580
Total Assets	$269,146	$265,121

Current Portion - Long-Term Debt	$959	$875
Accounts Payable & Accrued Expenses	60,301	58,346
Total Current Liabilities	61,260	59,221
Long-Term Debt	23,721	23,790
Other Liabilities	49,162	52,090
Total Liabilities	134,143	135,101
Stockholders' Equity	135,003	130,020
Total Liabilities & Stockholders' Equity	$269,146	$265,121

AMWD Announces Second Quarter Results

November 20, 2012

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2012	2011

Net Cash Provided (Used) by Operating Activities	$(1,754)	$7,879
Net Cash Used by Investing Activities	(1,480)	(4,640)
Free Cash Flow	(3,234)	3,239

Net Cash Used by Financing Activities	(336)	(1,578)
Net Increase/(Decrease) in Cash and Cash Equivalents	(3,570)	1,661
Cash and Cash Equivalents, Beginning of Period	66,620	55,420

Cash and Cash Equivalents, End of Period	$63,050	$57,081

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